Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated April 16, 2008)	Registration No. 333-149915

$80,000,000

11.75% Convertible Senior Notes due 2027

This prospectus supplement supplements the prospectus dated April 16, 2008, relating to the resale by certain selling securityholders of our 11.75% Convertible Senior Notes due 2027 (the ‘‘notes’’) and the shares of our common stock issuable upon conversion of the notes. The prospectus dated April 16, 2008, as supplemented by the prospectus supplement dated April 25, 2008 is referred to herein as the ‘‘prospectus.’’

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the ‘‘Risk Factors’’ section of the prospectus and the risk factors incorporated therein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2008.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption ‘‘Selling Securityholders’’ is amended by adding the information in the below ‘‘Additional Selling Securityholders’’ table regarding certain selling securityholders.

The information set forth below is based on information previously provided by or on behalf of the selling securityholders. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby). Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described in the prospectus under the caption ‘‘Selling Securityholder’’ (as amended and supplemented hereby), to our knowledge, none of the selling securityholders has, or within the past three years had, any material relationship with us or any of our predecessors or affiliates or benefically owns in excess of 1% of the outstanding common stock.

Additional Selling Securityholders

	Principal amount of notes beneficially owned and offered hereby	Number of Shares of Common Stock
Name(1)		Beneficially Owned(2)	Offered Hereby(2)
Guggenheim Portfolio Company XXXI, LLC(3)	1,581,000	146,572	146,572
HFR RVA Combined Master Trust(3)	612,000	56,737	56,737
Pandora Select Partners, LP(3)	3,000,000	278,125	278,125
Whitebox Convertible Arbitrage Partners, LP(3)	14,807,000	1,372,735	1,372,735

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.
(2)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 92.7085 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment, however, as described under ‘‘Description of the Notes—Conversion Rights—Conversion Rate Adjustments.’’ As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.
(3)	The selling securityholder has indicated that Andrew J. Redleaf exercises sole voting and dispositive power with respect to the notes and the common stock issuable upon conversion of the notes.